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                    U.S. SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549

                                 FORM 10-SB/A


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                           OF SMALL BUSINESS ISSUERS

       Under Section 12(b) or (g) of the Securities Exchange Act of 1934


                               CE Software, Inc.
                (Name of Small Business Issuer in its Charter)



                             Iowa                      42-1298712
                -------------------------------   -------------------
                (State or other jurisdiction of      (IRS Employer
                incorporation or organization)    Identification No.)


            1801 Industrial Circle, West Des Moines, Iowa     50265
            ---------------------------------------------     -----
              (Address of principal  executive  offices)   (zip code)


                    Issuer's telephone number (515) 221-1801

          Securities to be registered under Section 12(b) of the Act:

    Title of each class                       Name of each exchange on which
      to be so registered                     each class is to be registered
      -------------------                     ------------------------------

              None                                                 N/A
      -------------------                     ------------------------------

          Securities to be registered under Section 12(g) of the Act:

                         Common Stock, $.10 par value
                         ----------------------------
                               (Title of class)
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     CE Software, Inc. is the wholly owned subsidiary of CE Software Holdings,
Inc., a Delaware corporation ("CESH"). CESH has entered into an Agreement and Plan of Merger providing, among other things, that Atio Corporation USA will merge with and into CESH and that all shares of CE Software, Inc. owned by CESH will be distributed to CESH shareholders in a spin-off. Each shareholder of CESH will receive one share of common stock of CE Software, Inc. for each share of CESH common stock owned as of the effective date of the merger.

     The merger and the distribution of shares of CE Software, Inc. are described in a joint disclosure statement contained in the definitive proxy statement on Schedule 14A filed with the Commission by CESH on March 28, 2000 (the "Joint Disclosure Statement"). The Joint Disclosure Statement is attached hereto as Exhibit 12.3 and incorporated herein by reference.

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                            CROSS REFERENCE OF INFORMATION FOR FORM 10SB/A
ITEM NO.     ITEM CAPTION                                                   REFERENCE

                    Part I

Item 1.      Description of Business                                        Incorporated by reference from
                                                                            CESH 10-QSB and CESH 10-KSB, previously filed
                                                                            with Form 10SB/A (File Number 1.000-29741 on
                                                                            March 10, 2000) as Exhibits 12.1 and 12.2

Item 2.      Management's Discussion and Analysis or Plan of                Incorporated by reference from
             Operations                                                     CESH 10-QSB and CESH 10-KSB, previously filed
                                                                            with Form 10SB/A (File Number 1.000-29741 on
                                                                            March 10, 2000) as Exhibits 12.1 and 12.2

Item 3.      Description of Property                                        Incorporated by reference from
                                                                            CESH 10-QSB and CESH 10-KSB, previously filed
                                                                            with Form 10SB/A (File Number 1.000-29741 on
                                                                            March 10, 2000) as Exhibits 12.1 and 12.2

Item 4.      Security Ownership of Certain Beneficial Owners &              Incorporated by reference from page 59 of the
             Management                                                     Joint Disclosure Statement, attached hereto as
                                                                            Exhibit 12.3

Item 5.      Directors, Executive Officers, Promoters, and Control          Incorporated by reference from page 36 of the
             Persons                                                        Joint Disclosure Statement, attached hereto
                                                                            Exhibit 12.3

Item 6.      Executive Compensation                                         Incorporated by reference from page 61 of the
                                                                            Joint Disclosure Statement, attached hereto as
                                                                            Exhibit 12.3

Item 7.  Certain Relationships and Related Transactions                     Incorporated by reference from page 29 of the Joint
          See "Interests of Directors and Officers in the Merger and        Disclosure Statement, attached hereto as Exhibit 12.3
          Distribution of CE Software Stock that are Different from your
          Interests or which may Present Conflicts of Interest"

Item 8.  Description of Securities                                          Incorporated by reference from page 38 of the
                                                                            Joint Disclosure Statement, attached hereto as
                                                                            Exhibit 12.3

                  Part II

Item 1.  Market Price of and Dividends on the Registrant's                  Incorporated by reference from page 36 of the
         Common Equity and other Shareholder Matters                        Joint Disclosure Statement, attached hereto as
                                                                            Exhibit 12.3

Item 2.  Legal Proceedings                                                  Incorporated by reference from page 37 of the
                                                                            Joint Disclosure Statement, attached hereto as
                                                                            Exhibit 12.3

Item 3.  Changes in and Disagreements with Accountants                             None

Item 4.  Recent Sales of Unregistered Securities                                   None

Item 5.  Indemnification of Directors and Officers                          Incorporated by reference from page 37 of the
                                                                            Joint Disclosure Statement, attached hereto as
                                                                            Exhibit 12.3

             Part F/S

         Financial Statements                                               Incorporated by reference from pages 11 and 65 of the
                                                                            Joint Disclosure Statement, attached hereto as
                                                                            Exhibit 12.3

            Part III

Item 1.  Index to Exhibits                                                         See below

Item 2.  Description of Exhibits

         2.1   Articles of Incorporation
         2.2   Bylaws
         3.1   Amended and Restated Agreement and Plan of Merger,
               Appendix A to Exhibit 12.3
        12.1 CESH Quarterly Report to Stockholders on Form 10-QSB for the fiscal quarter ended December 31, 1999
        12.2   CESH Annual Report on Form 10-KSB for the fiscal
               year ended September 30, 1999.
        12.3 Joint Disclosure Statement contained in the definitive proxy statement on Schedule 14A filed with the Commission by CESH on March 28, 2000.
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                         Index to Exhibits - Form 10SB

Exhibit    Description                                Page Number/Location

 2.1       Articles of Incorporation                              *

 2.2       Bylaws                                                 *

 3.1       Amended and Restated Agreement          Appendix A to Exhibit 12.3
           and Plan of Merger

12.1       CESH Quarterly Report to Stockholders                  *
           on Form 10-QSB for the fiscal quarter
           ended December 31, 1999

12.2       CESH Annual Report to Stockholders                     *
           on Form 10-KSB for the fiscal year
           ended September 30, 1999

12.3       Joint Disclosure Statement contained in              E12.3-1
           the preliminary proxy statement on Schedule
           14A filed with the Commission by CESH on March 1, 2000

* Previously filed with Form 10SB/A on March 10, 2000 (file number 1.000-29741)

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                            SIGNATURE - FORM 10SB/A

   In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             CE SOFTWARE, INC.
                                             -----------------
                                                (registrant)


Date   March 28, 2000                       By: /s/ John S. Kirk
                                             --------------------------
                                              John S. Kirk, President